SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          AMENDMENT NO. 1 TO FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

                               (File No. 811-8649)

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of amendment of registration submits the following information:

Name:    E.I.I. Realty Securities Trust

  Address of Principal Business Offices (No. & Street, City, State, Zip Code):
                          667 Fifth Avenue, 16th Floor
                            New York, New York 10021

             Telephone Number (including area code): (212) 644-0794


Name and address of agent for service of process:
                  Susan J. Penry-Williams, Esq.
                  Kramer, Levin, Naftalis & Frankel
                  919 Third Avenue
                  New York, New York  10022

Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes [X] No [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of amendment of registration to be duly signed on its behalf of the city of New York and state of New York on the 6th day of May, 1998.

                    Signature:    E.I.I. Realty Securities Trust
                                  (Name of Registrant)


                                 By:/s/ David P. O'Connor
                                    -----------------------
                                    David P. O'Connor
                                    President and Treasurer


Attest:/s/ Cydney C. Donnell
       ---------------------
       Cydney C. Donnell
       Vice President